CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS

FIRST QUARTER 2023 RESULTS

First Quarter 2023 vs. First Quarter 2022

•	Revenue of $22.0 million compared to $20.1 million;
•	Gross profit of $4.7 million compared to $3.4 million;
•	Gross profit margin of 21.2% compared to 17.1%;
•	Net income of $1.0 million compared to net loss of $(32,931) (excluding a first quarter 2022 $0.8 million severance accrual, the first quarter of 2022 would have been net income of $0.8 million);
•	Earnings per share of $0.08 compared to loss per share of $(0.00) (excluding a first quarter of 2022 $0.06 per share severance accrual, the first quarter of 2022 would have been $0.06 per share);
•	Cash flow from operations of $0.9 million compared to a use of $(2.4) million;

•         Debt as of March 31, 2023 of $22.1 million compared to $22.8 million as of December 31, 2022.

EDGEWOOD, N.Y. – May 15, 2023 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three month period ended March 31, 2023.

“Our first quarter 2023 revenue was 9.5% higher than first quarter 2022 coupled with a 410 basis points increase in gross profit margin. In addition to stronger operational performance, we benefited from significant reductions in factory overhead and SG&A costs. We generated $3.3 million more in cash flow from operations this quarter compared to Q1 of 2022 due primarily to higher net income and an increase in customer progress payments to support the onboarding of our new programs. We reduced our debt in the first quarter 2023 by $0.7 million and entered into a twelfth amendment to our credit facility extending the maturity date of our revolving line of credit and term loan to November 30, 2024,” said Dorith Hakim, President and CEO. “We remain focused on exceeding our customers’ performance expectations and are confident in CPI Aero’s long term outlook as we continue to build on our backlog of $515.8 million as of March 31, 2023.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The word “outlook,” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:
Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.cpiaero.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	March 31,
	2023 (Unaudited)	December 31, 2022

ASSETS
Current Assets:
Cash	$3,997,924	$3,847,225
Accounts receivable, net	5,483,915	4,857,772
Insurance recovery receivable	3,600,000	3,600,000
Contract assets	30,362,951	27,384,540
Inventory	2,334,567	2,493,069
Refundable income taxes	40,000	40,000
Prepaid expenses and other current assets	969,116	975,830
Total Current Assets	46,788,473	43,198,436

Operating lease right-of-use assets	6,071,158	6,526,627
Property and equipment, net	1,051,536	1,124,556
Deferred tax asset	6,374,470	6,574,463
Goodwill	1,784,254	1,784,254
Other assets	227,243	238,744
Total Assets	$62,297,134	$59,447,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,812,974	$8,029,996
Accrued expenses	5,779,242	7,344,590
Litigation settlement obligation	3,600,000	3,600,000
Contract liabilities	7,493,821	6,001,726
Loss reserve	464,044	576,549
Current portion of line of credit	1,920,000	1,200,000
Current portion of long-term debt	1,097,841	1,719,766
Operating lease liabilities	1,872,484	1,817,811
Income tax payable	11,396	11,396
Total Current Liabilities	33,051,802	30,301,834

Line of credit	19,080,000	19,800,000
Long-term operating lease liabilities	4,597,328	5,077,235
Long-term debt, net of current portion	48,746	70,981
Total Liabilities	56,777,876	55,250,050

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,526,042 and 12,506,795 shares, respectively, issued and outstanding	12,526	12,507
Additional paid-in capital	73,528,353	73,189,449
Accumulated deficit	(68,021,621)	(69,004,926)
Total Shareholders’ Equity	5,519,258	4,197,030
Total Liabilities and Shareholders’ Equity	$62,297,134	$59,447,080

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022

Revenue	$22,016,668	$20,135,097
Cost of sales	17,354,152	16,700,488
Gross profit	4,662,516	3,434,609

Selling, general and administrative expenses	2,869,058	3,137,657
Income from operations	1,793,458	296,952

Interest expense	610,896	328,608
Income (loss) before provision for income taxes	1,182,562	(31,656)
Provision for income taxes	199,257	1,275
Net income (loss)	$983,305	(32,931)

Income (loss) per common share, basic:
Income (loss) per common share-unrestricted shares	$0.08	(0.00)
Income (loss) per common share-restricted shares	$0.08	(0.00)

Income (loss) per common share, diluted	$0.08	(0.00)

Shares used in computing income (loss) per common share, basic:
Unrestricted shares	12,281,115	12,072,838
Restricted shares	239,184	290,305
Total shares	12,520,299	12,363,143

Shares used in computing income (loss) per common share, diluted	12,608,189	12,363,143